Exhibit 12.01

EXHIBIT 12(a)

NORTHERN STATES POWER COMPANY — MINNESOTA
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Auditor)

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(in thousands, except ratios)
Earnings:
Net income	$200,222	$207,865	$111,224	$158,980	$210,206
Provisions for Federal and state taxes on income	108,141	132,732	92,191	97,431	124,713
Fixed charges as below	123,220	112,780	146,192	125,431	113,160
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$431,583	$453,377	$349,607	$381,842	$448,079

Fixed Charges:
Interest charges, excluding AFC — debt	$107,470	$97,030	$130,442	$109,681	$97,410
Distributions on redeemable preferred securities of subsidiary trust	15,750	15,750	15,750	15,750	15,750

Total	$123,220	$112,780	$146,192	$125,431	$113,160

Ratio of earnings to fixed charges	3.5	4.0	2.4	3.0	4.0

EXHIBIT 12(b)

NORTHERN STATES POWER COMPANY — WISCONSIN

COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

(not covered by Report of Independent Auditor)

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(in thousands, except ratios)
Earnings:
Net income	$54,373	$36,392	$30,296	$36,366	$32,195
Provisions for Federal and state taxes on income	36,925	21,158	20,690	25,302	20,468
Fixed charges as below	23,467	23,139	21,557	19,627	19,189
Less: Undistributed equity in earnings of unconsolidated affiliates	232	553	411	409	3

Total	$114,533	$80,136	$72,132	$80,886	$71,849

Fixed Charges:
Interest charges, excluding AFC — debt	$23,467	$23,139	$21,557	$19,627	$19,189
Distributions on redeemable preferred securities of subsidiary trust	—	—	—	—	—

Total	$23,467	$23,139	$21,557	$19,627	$19,189

Ratio of earnings to fixed charges	4.9	3.5	3.3	4.1	3.7

EXHIBIT 12(c)

PUBLIC SERVICE COMPANY OF COLORADO
AND SUBSIDIARIES

COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
TO CONSOLIDATED FIXED CHARGES

(not covered by Report of Independent Auditor)

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(in thousands, except ratios)
Earnings:
Net income	$264,680	$273,033	$196,128	$204,265	$200,103
Provisions for Federal and state taxes on income	128,686	132,501	102,770	96,574	101,494
Fixed charges as below	237,765	226,651	244,952	234,544	210,539
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$631,131	$632,185	$543,850	$535,383	$512,136

Fixed Charges:
Interest charges, excluding AFC — debt	$223,021	$211,451	$229,752	$219,344	$200,828
Distributions on redeemable preferred securities of subsidiary trust	14,744	15,200	15,200	15,200	9,711

Total	$237,765	$226,651	$244,952	$234,544	$210,539

Ratio of earnings to fixed charges	2.7	2.8	2.2	2.3	2.4

EXHIBIT 12(d)

SOUTHWESTERN PUBLIC SERVICE COMPANY
AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES

(not covered by Report of Independent Auditor)

	Year Ended December 31,

	2002	2001	2000	1999	1998

		(in thousands, except ratios)
Earnings:
Net income	$73,882	$130,100	$69,492	$102,709	$114,987
Provisions for Federal and state taxes on income	43,363	71,175	58,776	59,399	65,696
Fixed charges as below	54,913	57,276	67,713	64,888	64,052
Less: Undistributed equity in earnings of unconsolidated affiliates	—	—	—	—	—

Total	$172,158	$258,551	$195,981	$226,996	$244,735

Fixed Charges:
Interest charges, excluding AFC — debt	$47,063	$49,426	$59,863	$57,038	$56,202
Distributions on redeemable preferred securities of subsidiary trust	7,850	7,850	7,850	7,850	7,850

Total	$54,913	$57,276	$67,713	$64,888	$64,052

Ratio of earnings to fixed charges	3.1	4.5	2.9	3.5	3.8